Exhibit 3.2

FORM OF

CERTIFICATE OF DESIGNATION OF

SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK OF

API TECHNOLOGIES CORP.

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

API Technologies Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Company authorizes the issuance from time to time of up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Company (the “Board of Directors”) by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series, to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

SECOND: On March 22, 2012, the Board of Directors adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series A Mandatorily Redeemable Preferred Stock”:

RESOLVED FURTHER: that, subject to and immediately following the effectiveness of the Amendment, pursuant to the authority vested in the Board by the Charter (as it will be amended by the Amendment), the Board hereby establishes a series of preferred stock designated Series A Mandatorily Redeemable Preferred Stock (the “Series A Preferred Stock”) and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of the such series of preferred stock as set forth in the Certificate of Designation attached as Exhibit E hereto (the “Certificate of Designation”);

1.	Designation and Amount; Ranking.

(a) There shall be created from the 10,000,000 shares of Authorized Preferred Stock a series of preferred stock, designated as the “Series A Mandatorily Redeemable Preferred Stock,” par value $0.001 per share (the “Preferred Stock”), and the number of shares of such series shall be 1,000,000. Subject to the provisions of Section 11, such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the number of shares of Preferred Stock then outstanding.

(b) All shares of Preferred Stock will, with respect to dividend rights, redemption rights and rights upon the liquidation, dissolution or winding-up of the Company, rank (i) senior to all Junior Stock, (ii) on parity with all other Parity Stock and (iii) junior to all Senior Stock.

2.	Definitions.

(a) Capitalized terms used herein, but not defined herein, shall have the meaning given to such terms in the Purchase Agreement.

(b) As used herein, the following terms shall have the following meanings:

“Conversion Price” shall mean the “Conversion Price” in effect for, and as defined in, the Notes (as defined in the Purchase Agreement), on the date that the Preferred Stock is issued, subject to adjustment as provided herein.

“Convertible Securities” shall mean any evidences of Indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Default Rate” shall mean, as of the date of determination, the per annum rate equal to (a) the rate for the most recently issued actively traded ten year U.S. Treasury security as determined by the Required Purchasers, plus (b) ten percent (10.0%).

“Dividend Payment Date” shall mean the last day of each March, June, September and December of each year, commencing on the first such occurrence of any of the days described above after the issuance of the Preferred Stock.

“Dividend Rate” shall mean, as of the date of determination, the per annum rate equal to: (a) zero percent (0)%, for the period from the Closing Date through but not including the first anniversary of the Closing Date and (b) six percent (6.0)%, at all times thereafter, subject to Section 3(c) hereof.

“Dividend Record Date” shall mean the date that is ten (10) calendar days prior to the next Dividend Payment Date, regardless of whether such date is a Business Day.

“Issue Date” shall mean the earliest date of original issuance of any shares of the Preferred Stock.

“Junior Stock” shall mean all classes of common stock of the Company and each other class of capital stock or series of preferred stock established after the Closing Date, by the Board of Directors, the terms of which expressly provide that such class or series ranks junior to the Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, dissolution or winding-up of the Company in all respects.

“Liquidation Preference” shall mean $1,000 per share, plus the sum of all Accreted Dividend Amounts pursuant to Section 3 and any other amounts added to the Liquidation Preference in accordance with the terms set forth herein.

“Mandatory Redemption Event” shall mean (a) the occurrence of a Change of Control, (b) the consummation of the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis or (c) the occurrence of a Dilution Event.

“Mandatory Redemption Make-Whole Amount” shall mean:

(a) with respect to each share of Preferred Stock and on any date on which (x) a Mandatory Redemption Event described in clause (a) of the definition thereof occurs or (y) such share of Preferred Stock is mandatorily redeemed pursuant to Section 7, (i) if such date occurs during the period from the Closing Date through, but not including, the second anniversary of the Closing Date, an amount equal to $0.00; provided that if any such Mandatory Redemption Event has occurred and the Company is prohibited from redeeming the shares of Preferred Stock as a result of the provisions of the Senior Credit Agreement or otherwise fails to redeem such shares as provided in Section 5, the “Mandatory Redemption Make-Whole Amount” shall be an amount equal to the aggregate Accreted Dividend Amounts that would have accrued and been added to the Liquidation Preference of each share of Preferred Stock in accordance with Section 3(b) for the period commencing on the next succeeding Dividend Payment Date through and including the Dividend Payment Date occurring twenty-four (24) months thereafter (assuming, for purposes hereof, that the Dividend Rate on the Preferred Stock during such period is six percent (6%) per annum, compounded quarterly), (ii) if such date occurs during the period from the second anniversary of the Closing Date through, but not including, the third anniversary of the Closing Date, an amount equal to the aggregate Accreted Dividend Amounts that would have accrued and been added to the Liquidation Preference of each share of Preferred Stock in accordance with Section 3(b) for the period commencing on the next succeeding Dividend Payment Date through and including the Dividend Payment Date occurring twenty-four (24) months thereafter, and (iii) if such date occurs at any time on or after the third anniversary of the Closing Date, an amount equal to the aggregate Accreted Dividend Amounts that would have accrued and been added to the Liquidation Preference of each share of Preferred Stock in accordance with Section 3(b) for the period commencing on the next succeeding Dividend Payment Date through and including the Dividend Payment Date occurring thirty-six (36) months thereafter, provided that, solely for purposes of determining the Mandatory Redemption Make-Whole Amount under this clause (a)(iii), dividends shall, to the extent applicable, be deemed to continue to accrue at the Dividend Rate (assuming, for purposes hereof, that the Dividend Rate on the Preferred Stock during such period is six percent (6%) per annum, compounded quarterly) and to be accreted to the Liquidation Preference on each Dividend Payment Date occurring after the Redemption Date;

(b) with respect to each share of Preferred Stock and on any date on which a Mandatory Redemption Event described in clause (b) of the definition thereof occurs, an amount equal to the aggregate Accreted Dividend Amounts that would have accrued and been added to the Liquidation Preference of each share of Preferred Stock in accordance with Section 3(b) for the period commencing on the next succeeding Dividend Payment Date through and including the Dividend Payment Date occurring twenty-four (24) months thereafter, provided that dividends shall, to the extent applicable, be deemed to continue to accrue at the Dividend Rate and to be accreted to the Liquidation Preference on each Dividend Payment Date occurring after the Redemption Date; and

(c) with respect to each share of Preferred Stock and on any date on which a Mandatory Redemption Event described in clause (c) of the definition thereof occurs, an amount equal to (i) 10% of the Liquidation Preference, plus (ii) an amount equal to the aggregate Accreted Dividend Amounts that would have accrued and been added to the Liquidation Preference if the shares of Preferred Stock had not been redeemed prior to the Redemption Date.

“Notice of Conversion” shall mean the notice of conversion, the form of which is attached to the share certificate.

“Options” shall mean any rights, warrants or options to subscribe for, purchase or receive Common Stock or convertible securities.

“Parity Stock” shall mean any other class of capital stock or series of preferred stock established after the Closing Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, dissolution or winding-up of the Company.

“Purchase Agreement” shall mean the Note Purchase Agreement dated as of March 22, 2012, by and among API Technologies Corp., as Issuer, and the Purchasers named therein, as the same may be amended, supplemented, modified or replaced from time to time.

“Redemption Date” shall mean March 22, 2019.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Closing Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights, redemption rights or rights upon the liquidation, dissolution or winding-up of the Company.

3.	Dividends.

(a) For the period from and including the Issue Date, holders of record of each share of Preferred Stock as of the Dividend Record Date shall be entitled to receive for each share of Preferred Stock, out of any funds or assets legally available therefor, cumulative dividends, whether or not declared or paid, on the Liquidation Preference, computed on the basis of a 360-day year of twelve 30-day months, at the Dividend Rate, compounded quarterly on each Dividend Payment Date. Accrued and unpaid dividends shall also be paid on the date of any redemption of shares of Preferred Stock or on any liquidation, dissolution or winding-up of the Company.

(b) Dividends on each share of Preferred Stock, as of each Dividend Payment Date, shall be paid in kind on such Dividend Payment Date by adding the amount of such accrued and unpaid dividends to the Liquidation Preference amount of such share. Accrued and unpaid dividends paid in kind as provided in this Section 3(b) (“Accreted Dividend Amount”) shall constitute part of the Liquidation Preference of each share of Preferred Stock, as of the applicable Dividend Payment Date, for all purposes. Dividends shall begin to accrue on each Accreted Dividend Amount beginning on and including the Dividend Payment Date on which such Accreted Dividend Amount is added to the Liquidation Preference of each share of Preferred Stock, and such dividends shall accrue and be paid, together with the dividends on the

Liquidation Preference of each share of Preferred Stock, in accordance with the provisions set forth herein. Notwithstanding anything herein to the contrary, all dividends due and payable on the date that the entire Liquidation Preference of a share of Preferred Stock becomes due and payable, whether upon the occurrence of an event entitling the holder to submit the shares of Preferred Stock for redemption, liquidation, dissolution or winding-up or otherwise, shall be due and payable in full in cash, out of any funds or assets legally available therefor, on such date.

(c) Default Dividend Rate. Upon the occurrence of an Early Redemption Event, the Company shall pay dividends on the Liquidation Preference from and after the date of occurrence and during the continuance of such Early Redemption Event at the Default Rate. All dividends during an Early Redemption Event shall be payable, out of any funds or assets legally available therefor, on demand in cash or in kind upon the election of the applicable holder of the Preferred Stock.

(d) Miscellaneous.

(i) Payments Generally. The Company will pay or cause to be paid when due all cash amounts payable with respect to any share of Preferred Stock by crediting (before 1:00 p.m. New York time) by intrabank or federal funds wire transfer to the account of the holder of such Preferred Stock at any bank in the United States as set forth in the books and records of the Company or such other account as may be designated and specified in writing by such holder of Preferred Stock to the Company at least two (2) Business Days prior to the applicable payment.

(ii) Payment Date. Notwithstanding anything to the contrary contained herein, if any amount payable with respect to a share of Preferred Stock is payable on a legal holiday or any other day that is not a Business Day, then the Company will pay such amount on the next succeeding Business Day, and dividends will accrue on such amount until the date on which such amount is paid and payment of such accrued dividends will be made concurrently with the payment of such amount.

4.	Conversion.

(a) Each share of Preferred Stock may, at the election of the holder of such share, at any time or from time to time, subject to the other provisions herein and in the Purchase Agreement, prior to the close of business on the Redemption Date, be converted into a number of shares of Common Stock equal to (x) the Liquidation Preference being converted, plus any accrued dividends that have not yet been accreted to Liquidation Preference, divided by (y) the Conversion Price, upon delivery of a Notice of Conversion and surrender of the share certificate, duly endorsed or assigned to the Company or in blank to the Company at the office or agency of the Company maintained for that purpose. No fractional shares of Common Stock shall be issued upon any conversion, but cash shall be paid to the holder in respect of any fraction of such share which would otherwise be issuable upon the conversion.

(b) Upon receipt of a Notice of Conversion, the Company (itself, or through its transfer agent) shall, as soon as practicable thereafter, but in any event within three (3) Business Days after receipt of such notice, issue and deliver to the holder, or its nominee, that number of shares of Common Stock issuable upon conversion of that number of the shares of Preferred Stock specified in the Notice of Conversion by either (i) crediting the account of the holder or its nominee at The Depository Trust Company or (ii) delivering a stock certificate or certificates evidencing such shares to and in the name of holder or its nominee. The issuance of the shares of Common Stock shall be made by the Company, at its sole expense, provided that the Company shall not be required to pay any transfer tax in respect of any delivery of any shares in any name other than that of the holder of such shares of Preferred Stock. Shares of Common Stock issued upon conversion of any Preferred Stock shall bear all restrictive legends required by law and as contemplated by the Purchase Agreement.

(c) The Company shall not be obligated to issue shares of Common Stock upon a conversion unless either the share certificate representing the shares of Preferred Stock being converted is delivered to the Company as provided above, or the holder notifies the Company that such certificate has been lost, stolen or destroyed and provides sufficient indemnity as may be reasonably required by the Company to save the Company harmless for any loss, liability, cost or expense associated with any such loss, stolen or destroyed certificate.

(d) Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock in accordance herewith as are not disputed. If such dispute is not promptly resolved by discussion between the holder and the Company, the Company shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the Required Purchasers) via facsimile within three (3) Business Days of receipt of the Notice of Conversion. The accountant, at the Company’s expense, shall promptly audit the calculations and notify the holder of the results no later than three (3) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with the above.

(e) Mandatory Redemption Event. If, at any time prior to the Redemption Date, any Mandatory Redemption Event shall occur, then in addition to any other rights the holder has under the Purchase Agreement, the holder shall have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Mandatory Redemption Event with respect to or in exchange for the number of shares of Common Stock that a holder would have been entitled to receive upon such Mandatory Redemption Event had its shares of Preferred Stock been converted into Common Stock immediately prior to such Mandatory Redemption Event (without giving effect to any limitations on such conversion contained herein or the Purchase Agreement) and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Preferred Stock to the end that the economic value of the Preferred Stock is in no way diminished by such Mandatory Redemption Event and that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Preferred Stock as of the date of such transaction, and shall similarly apply to successive Mandatory Redemption Events. If any share of Preferred Stock is converted pursuant to this Section 4, such shares shall be canceled at such time as the securities issuable upon such conversion are delivered to the holder thereof.

(f) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows:

(i) Stock Splits, Stock Interests, Etc. If, at any time prior to the Redemption Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the transfer agent for the Common Stock of such change on or before the effective date thereof.

(ii) Distributions. If, at any time prior to the Redemption Date, the Company declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to the holders of Common Stock, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a “Distribution”), the Company shall deliver written notice of such Distribution to each holder at least five (5) days prior to the record date for determining stockholders entitled to such Distribution (the “Record Date”), and upon any conversion of shares of Preferred Stock on or after the Record Date, with respect to each such Distribution, the Conversion Price applicable to such shares shall be reduced, effective on the applicable Record Date, by an amount equal to the fair market value of the assets distributed in such Distribution divided by the number of shares of Common Stock as to which such Distribution was made.

(iii) Convertible Securities; Options. If, at any time prior to the Redemption Date, the Company issues Convertible Securities or Options to the record holders of the Common Stock, then the holder shall be entitled, upon any conversion of shares of Preferred Stock after the date of record for determining stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options are issued), to receive the aggregate number of Convertible Securities or Options which such holder would have received with respect to the shares of Common Stock issuable upon such conversion of the Preferred Stock had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options were issued).

5.	Mandatory Redemption.

(a) Redemption Date.

(i) Unless otherwise required to be sooner redeemed pursuant to the provisions hereof, the Company may not redeem the shares of Preferred Stock prior to the Redemption Date. Upon the Redemption Date, all of the outstanding shares of Preferred Stock shall be redeemed by paying an amount equal to the Liquidation Preference of each share to the holder of such share plus to each holder, such holder’s pro rata portion of any Obligations owed to the holders, in full in cash.

(ii) If the Company attempts to redeem any shares of Preferred Stock other than as and when required, the holders shall be entitled to receive for each share of Preferred Stock an amount equal to (A) five percent (5%) of the Liquidation Preference, plus (B) all dividends that would have accreted to the Liquidation Preference at such time if such shares of Preferred Stock had not been redeemed prior to the Redemption Date, plus (i) any accrued dividends that have not yet accreted to the Liquidation Preference to, but not including, the date of redemption and (ii) all other Obligations then owing to the holder of such shares of Preferred Stock.

(b) Offer to Redeem Preferred Stock. Within ten (10) Business Days of the occurrence of a Mandatory Redemption Event (or with respect to any Mandatory Redemption Event described in clause (b) of the definition thereof, within one (1) Business Day following the Payment in Full of Senior Indebtedness), the Company shall offer to redeem, in accordance with and subject to this Section 5, all, but not less than all, of the shares of Preferred Stock held by each holder (in this case only, “holder” in respect of any Preferred Stock registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer which date shall be not more than three (3) Business Days after termination of the Mandatory Redemption Offer Period (the “Mandatory Redemption Date”). The offer to redeem the shares of Preferred Stock shall remain open for at least twenty (20) Business Days and no more than thirty (30) Business Days, subject to extension only to the extent required by Applicable Law (the “Mandatory Redemption Offer Period”).

(c) Acceptance; Rejection. A holder of Preferred Stock may accept or reject the offer to redeem made pursuant to this Section 5 by causing a notice of such acceptance or rejection to be delivered to the Company on or before the date specified in the certificate described in Section 5(e) below. A failure by a holder of shares of Preferred Stock to respond to an offer to redeem made pursuant to this Section 5, or to accept an offer as to all of the shares of Preferred Stock held by the holder, within such time period shall be deemed to constitute an acceptance of such offer by such holder.

(d) Redemption. Redemption of shares of Preferred Stock pursuant to this Section 5 shall be at an amount equal to 100% of the Liquidation Preference for the shares of Preferred Stock for which demand for redemption has been made, together with the Mandatory Redemption Make-Whole Amount with respect to such shares of Preferred Stock determined as of the Mandatory Redemption Date, all accrued dividends that have not yet been accreted to the Liquidation Preference of such share of Preferred Stock to, but not including, the date of redemption and to each holder, all other Obligations owing to such holder as of the date of redemption. The redemption shall be made on the Mandatory Redemption Date.

(e) Officer’s Certificate. Each offer to redeem the Preferred Stock pursuant to this Section 5 shall be accompanied by a certificate, executed by a Authorized Officer of the Company and dated the date of such offer, specifying: (A) the Mandatory Redemption Date;

(B) that such offer is made pursuant to this Section 5; (C) the Liquidation Preference of each share of Preferred Stock offered to be redeemed; (D) the accrued and unpaid dividends that would be paid on each share of Preferred Stock offered to be redeemed, accrued to, but not including, the Mandatory Redemption Date; and (E) the date by which any holder of Preferred Stock that wishes to accept or reject such offer must deliver notice thereof to the Company, which date shall not be earlier than five (5) Business Days prior to the Mandatory Redemption Date.

(f) Blocked Payments. If, on any Mandatory Redemption Date, any Liquidation Preference, Mandatory Redemption Make-Whole Amount or accrued and unpaid dividends that would otherwise be required to be paid with respect to any shares of Preferred Stock under this Section 5 is not permitted to be paid under the terms of the Senior Credit Agreement, then such Liquidation Preference amount shall continue to remain outstanding under such shares of Preferred Stock and any such Mandatory Redemption Make-Whole Amount and accrued and unpaid dividends shall be paid in kind on such Mandatory Redemption Date by adding such amounts to the outstanding Liquidation Preference of such share of Preferred Stock and shall constitute outstanding Accreted Dividend Amounts under such shares effective as of such Mandatory Redemption Date for all purposes hereunder. Dividends shall begin to accrue on such Accreted Dividend Amounts beginning on and including the Mandatory Redemption Date on which such Accreted Dividend Amounts are added to the Liquidation Preference of such share of Preferred Stock, and such dividends shall accrue and be paid, together with the dividends on the remaining Liquidation Preference of such shares Preferred Stock, in accordance with the terms of the Preferred Stock. Notwithstanding anything to the contrary contained herein, all dividends due and payable on the date that the entire then outstanding Liquidation Preference of the Preferred Stock becomes due and payable, whether upon the occurrence of an event entitling a holder to submit the shares of Preferred Stock for redemption or otherwise, shall be due and payable in full in cash on such date out of any funds or assets legally available therefor. Following the Mandatory Redemption Date, all obligations under the shares of Preferred Stock held by holders that have accepted the offer to redeem such holders’ Preferred Stock shall be paid in cash on the first date not prohibited by the terms of the Senior Credit Agreement out of any funds or assets legally available therefor.

6.	Early Redemption Events.

Until all shares of Preferred Stock have been converted or redeemed in full, the occurrence of any of the following specified events shall constitute a redemption event (each, an “Early Redemption Event”):

(a) Payments. The Company shall default in its obligation to pay the amounts provided for herein in connection with a redemption of any shares of Preferred Stock, on the date on which the holders are entitled to have such shares redeemed, and such default shall continue unremedied for three (3) or more Business Days; or

(b) Representations, etc. Any representation, warranty or statement made by the Company in any Credit Document or in any certificate delivered to any Purchaser pursuant thereto shall prove to be untrue in any material respect on the date as of which made; or

(c) Covenants. The Company or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.07, Section 9.10 or Article X of the Purchase Agreement, (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in any Credit Document (other than those set forth in Sections 6(a) and 6(b)) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which such default shall first become known to an executive officer of the Company or (ii) the date on which written notice thereof is given to the defaulting party by the Required Purchasers; or

(d) Default Under Other Agreements. The Company or any of its Subsidiaries shall (a) default in any payment of any Indebtedness, whether of principal, interest or otherwise, in an aggregate amount in excess of $5,500,000, beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (b) default in the observance or performance of any agreement or condition relating to any Indebtedness in an aggregate amount in excess of $5,500,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and as a consequence of such default or other event or condition such Indebtedness becomes due and payable prior to its stated maturity, provided that this Section 6(d) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or other disposition of the property or assets securing such Indebtedness; provided further that if any such default or acceleration referred to above shall cease or be cured, waived, rescinded or annulled, then the resulting Early Redemption Event shall be deemed to be rescinded and annulled without any further action on the part of the holders; or

(e) Bankruptcy, etc. The Company shall voluntary commence any proceeding or file any petition seeking relief under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Company or any of its Subsidiaries, and the petition is not controverted within forty-five (45) days, or is not dismissed within forty-five (45) days after the filing thereof, or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, administrator, monitor, trustee or similar official, is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Subsidiaries, to operate all or any substantial portion of the business of the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction (including any Canadian Insolvency Law) whether now or hereafter in effect relating to the Company or any of its Subsidiaries, or there is commenced against the Company or any of its Subsidiaries any such proceeding which remains undismissed for a period of forty-five (45) days after the filing thereof, or the Company or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Company or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

(f) Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 10.01 of the Purchase Agreement) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company contests in writing the validity or enforceability of any provision of any Credit Document; or the Company denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of repayment in full in cash of the Obligations and redemption in full of the Preferred Stock), or purports in writing to revoke or rescind any Credit Document.

7.	Remedies.

(a) Remedies Upon Early Redemption Events. If any Early Redemption Event shall occur for any reason, whether voluntary or involuntary, and be continuing (other than any Early Redemption Event set forth in Section 6(e)), then each holder shall, upon notice of election thereof, be entitled to require the Company to redeem its shares of Preferred Stock and the Company shall redeem such holder’s Preferred Stock, by paying out of the remaining assets and funds of the Company legally available for distribution to its stockholders, prior to the holders of Junior Stock, an amount for each redeemed share of Preferred Stock equal to the Liquidation Preference, plus the sum of, (i) the Mandatory Redemption Make-Whole Amount, (ii) any accrued dividends that have not yet accreted to the Liquidation Preference as of, but not including the date of redemption, and (iii) all other Obligations then owing the holder of such shares of Preferred Stock; provided that if an Early Redemption Event specified under Section 6(e) shall occur, then the Company shall be required to redeem all shares of Preferred Stock in accordance herewith without any further action or election on the part of the holders.

(b) Other Remedies. If any Default or Early Redemption Event has occurred and is continuing, and irrespective of whether any shares of Preferred Stock are required to be redeemed under Section 7(a) and irrespective of any dividends or other amounts having been accreted to the Liquidation Preference as provided in Section 7(a), the holder of any share of Preferred Stock at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Preferred Stock, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(c) Rescission. At any time after any shares of Preferred Stock have been submitted for redemption pursuant to Section 7(a) (other than pursuant to the provisions set forth therein), the Required Purchasers, by written notice to the Company, may rescind and annul any such submission for redemption if (a) the Company has paid an amount equal to all accumulated dividends on the Preferred Stock, all Liquidation Preference on and Mandatory Redemption Make-Whole Amount, if any, on any shares Preferred Stock that are redeemable and are unpaid other than by reason of such submission for redemption pursuant to Section 7(a), and all dividends on such accumulated Liquidation Preference and Mandatory Redemption Make-Whole Amount, if any, and (to the extent permitted by applicable law) any accumulated dividends in respect of the Preferred Stock, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Early Redemption Events and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 13.01 of the Purchase Agreement, and (d) no judgment or decree has been entered for the payment of any monies due pursuant to the Preferred Stock. No rescission and annulment under this Section 7(c) will extend to or affect any subsequent Early Redemption Event or Default or impair any right consequent thereon.

(d) Blocked Payments. If, on any date on which any shares of Preferred Stock have been submitted for redemption pursuant to Section 7(a), any Liquidation Preference, Mandatory Redemption Make-Whole Amount or accrued and unpaid dividends that would otherwise be required to be paid with respect to any Preferred Stock under this Section 7 is not permitted to be paid under the terms of the Senior Credit Agreement or pursuant to Article XIV of the Purchase Agreement, then such Liquidation Preference amount shall continue to remain outstanding in respect of such Preferred Stock and any such Mandatory Redemption Make-Whole Amount and accrued and unpaid dividends shall be paid in kind on such date by adding such amounts to the outstanding Liquidation Preference of such Preferred Stock and shall constitute outstanding Accreted Dividend Amounts in respect of such Preferred Stock effective as of the date such amounts are added to the outstanding Liquidation Preference. Dividends shall begin to accrue on such Accreted Dividend Amounts beginning on and including the date on which such shares of Preferred Stock have been submitted for redemption pursuant to Section 7(a), and such dividends shall accrue and be paid, together with the dividends on the remaining Liquidation Preference of such Preferred Stock, in accordance with the terms of such Preferred Stock. Notwithstanding anything to the contrary contained herein, all dividends due and payable on the date that the entire then outstanding Liquidation Preference of the Preferred Stock becomes due and payable, whether upon the occurrence of an event entitling the holder to submit the shares of Preferred Stock for redemption or otherwise, shall be due and payable in full in cash on such date out of any funds or assets legally available therefor. Following any date on which any shares of Preferred Stock have been submitted for redemption pursuant to Section 7(a), all obligations under the Preferred Stock held by holders that have submitted any shares of Preferred Stock for redemption pursuant to Section 7(a) shall be paid in cash on the first date not prohibited by the terms of the Senior Credit Agreement or Article XIV of the Purchase Agreement out of any funds or assets legally available therefor.

8.	Limitation of Beneficial Ownership.

Notwithstanding the foregoing, the holder shall not be entitled to receive shares of Common Stock upon conversion of any shares of Preferred Stock to the extent (but only to the extent) that such receipt would cause the holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined below) of the shares of Common Stock outstanding at such time. This limitation on beneficial ownership shall terminate (i) upon sixty-one (61) days’ written notice to the Company by the holder, (ii) immediately upon the occurrence of a Mandatory Redemption Event, or (iii) on the date that is thirty (30) days prior to the Redemption Date. Any purported delivery of shares of Common Stock upon conversion of shares of Preferred Stock prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the holder becoming the beneficial owner of more than the Maximum Percentage of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to the holder upon conversion of any shares of Preferred Stock is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such shares of Common Stock as promptly as practicable after the holder gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. Until such additional shares of Common Stock are to be delivered, the Liquidation Preference of the shares of Preferred Stock that could not be so converted into Common Stock shall continue to remain outstanding. For purposes of this Section 8, (a) the term “Maximum Percentage” shall mean 9.99% and (b) the term “holder Group” shall mean the applicable holder of the shares of Preferred Stock plus any other person with which such holder is considered to be part of a group under Section 13 of the Exchange Act or with which such holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. The limitations in this Section 8 shall not have an effect on any calculation or payment due to the holder of any shares of Preferred Stock under the terms of the Purchase Agreement.

For the avoidance of doubt, the restrictions in this Section 8 shall not be operative as to any holder of Preferred Stock at any time when such holder is, directly or indirectly, the beneficial owner (excluding any shares issuable under the shares of Preferred Stock then held by such holder and any other convertible security including a similar limitation) of a number of shares of Common Stock that exceeds the Maximum Percentage.

9.        Limitation of Conversion. Notwithstanding anything herein to the contrary, the number of shares of Common Stock issuable upon conversion of the Preferred Stock at any given time, when combined with the aggregate number of shares of Common Stock previously issued upon conversion of the Preferred Stock and the Notes issued by the Company pursuant to the Purchase Agreement, may not, in the absence of approval by the Company’s stockholders in accordance with applicable law and the rules and regulations of the NASDAQ, exceed 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to the issuance of the Notes under the Purchase Agreement. Unless the Company obtains such requisite approval, the Liquidation Preference of the Preferred Stock that could not be so converted into Common Stock shall continue to remain outstanding.

10.        Voting Rights. Each share of Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the Common Stock into which such share of Preferred Stock is convertible pursuant to Section 4, voting together as a single class with the other shares entitled to vote, at all meetings of shareholders of the Company, including with respect to the election of directors. With respect to any such vote in which the holders of Preferred Stock participate, each share of Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the total number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Preferred Stock would be converted, taking into account for such purpose the limitations contained in Sections 8 and 9 to the extent in effect, pursuant to Section 4 on the record date for such vote.

11.        Protective Provisions. So long as any of the shares of the Preferred Stock are outstanding, the Company shall not without first obtaining the prior written approval of the Required Purchasers:

(a) amend, alter or make any change to the designations, powers, preferences, rights, privileges, qualifications, limitations or restrictions of the Preferred Stock (including by way of merger, consolidation or otherwise); or

(b) reduce the number of shares of the Company’s preferred stock designated as Preferred Stock, or issue additional shares of Preferred Stock.

12.        Reservation of Shares. For so long as any shares of Preferred Stock shall remain outstanding, the Company will take all action, under the laws of the State of Delaware or otherwise, to ensure that the authorized number of shares of Company’s Common Stock is sufficient to permit the conversion of the outstanding shares of Preferred Stock into Common Stock and as may be necessary to comply with its obligations under the Purchase Agreement, including Article IX thereof.

13.	Certificates.

(a) Form and Dating. The Preferred Stock and the transfer agent’s certificate of authentication (if a transfer agent other than the Company is appointed) shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange or FINRA rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Preferred Stock certificate shall be dated the date of its authentication. The terms of the Preferred Stock certificate set forth in Exhibit A are part of the terms of this Certificate of Designation.

(b) Record Holders. The Company and any transfer agent (if a transfer agent other than the Company is appointed) may deem and treat the record holder as the true and lawful owner thereof for all purposes, and neither the Company nor any such transfer agent shall be affected by any notice to the contrary.

(c) Registration of Transfer. Upon the surrender of any certificate representing shares of Preferred Stock to the Company or any transfer agent (if a transfer agent other than the Company is appointed) accompanied by a duly executed and completed certificate in the form attached hereto as Exhibit B, which is hereby incorporated by reference in this Certificate of Designation, the Company shall, or shall cause such transfer agent to, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor, of Preferred Stock representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

(d) Replacement Certificates. If a mutilated Preferred Stock certificate is surrendered to the Company or any transfer agent other than the Company or if the holder of a Preferred

Stock certificate claims that the Preferred Stock certificate has been lost, destroyed or wrongfully taken, the Company shall issue or any transfer agent (if a transfer agent other than the Company is appointed) shall countersign a replacement Preferred Stock certificate if the reasonable requirements of such transfer agent and the Company are met. If required by such transfer agent or the Company, such holder shall agree to customary indemnity provisions sufficient in the reasonable judgment of the Company and such transfer agent to protect the Company and such transfer agent from any loss which either of them may suffer if a Preferred Stock certificate is replaced. The Company and such transfer agent may charge the holder for their respective expenses in replacing a Preferred Stock certificate.

14.	Other Provisions.

(a) Any notice required by this Certificate of Designation to holders shall be deemed given upon personal delivery, upon delivery by nationally recognized overnight delivery service with proof of receipt maintained, upon delivery by facsimile with receipt confirmed or five (5) Business Days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Company’s books.

(b) With respect to any notice to a holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, business combination, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(c) Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of the DGCL, have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.

(d) The shares of Preferred Stock shall be issuable only in whole shares.

(e) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed this                      day of                     , 2012

API TECHNOLOGIES CORP.

By:
Name:	Brian R. Kahn
Title:	Chairman and Chief Executive Officer

EXHIBIT A

Form of Preferred Stock

[FORM OF SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK

CERTIFICATE]

SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK

API TECHNOLOGIES CORP.

Incorporated under the Laws of the State of Delaware

CUSIP: [                    ]

CERTIFICATE NUMBER [1]              SHARES

This represents and certifies that [SENATOR SIDECAR MASTER FUND LP] is the owner of             fully paid and non-assessable shares of Series A Mandatorily Redeemable Preferred Stock, of API Technologies Corp. (the “Company”) transferable upon the books of the Company by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Amended and Restated Certificate of Incorporation and all amendments thereto (copies of which are on file at the office of the Company), to which the holder hereof by acceptance hereof expressly assents.

This Certificate is issued pursuant to the Note Purchase Agreement (as amended and in effect from time to time, the “Purchase Agreement”), dated as of March 22, 2012, between the Company and the purchasers named therein, a copy of which is on file at the principal office of the Company. The holder of this Certificate shall be entitled to all of the benefits and shall be subject to all of the obligations of the Purchase Agreement.

THIS CERTIFICATE IS SUBJECT TO THE PURCHASE AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE SUBORDINATION PROVISIONS OF ARTICLE XIV THEREOF. IF ANY PROVISION OF THIS CERTIFICATE IS FOUND TO CONFLICT WITH SUCH PURCHASE AGREEMENT, THE PROVISIONS OF SUCH PURCHASE AGREEMENT SHALL PREVAIL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED WITHIN THE UNITED STATES OR TO ANY U.S. PERSON (AS DEFINED IN RULE 902 UNDER THE 1933 ACT) (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT IN RELIANCE UPON RULE 144 OR RULE 144A UNDER THE 1933 ACT OR ANOTHER AVAILABLE EXEMPTION.

IN WITNESS WHEREOF, API Technologies Corp. has executed this Certificate as of the date set forth below.

API TECHNOLOGIES CORP.

By:
Name:
Title:

By:
Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

(if applicable)

This is one of the certificates representing shares of Series A Mandatorily Redeemable Preferred Stock referred to in the within mentioned Certificate of Designation.

as Transfer Agent

By:
Name:
Title:	Authorized Signatory

Dated:

REVERSE OF THE SECURITY

The Company will furnish to any stockholder, upon request and without charge, a full statement of the information required by § 151(f) of the General Corporation Law of the State of Delaware with respect to the powers, designations, preferences and relative, participating, optional, or other special rights of the Series A Mandatorily Redeemable Preferred Stock and the qualifications, limitations or restrictions on those preferences and/or rights of such preferred stock and each other class or series authorized to be issued. Any such request must be made to the secretary of the Company or to the Transfer Agent.

ASSIGNMENT

For Value Received,                                  hereby sells, assigns and transfers unto                                               (print or typewrite name, address and social security or other identifying number of assignee) Shares of the stock represented by this Certificate, and does hereby irrevocably constitute and appoint attorney, to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated:

X

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

NOTICE OF CONVERSION

(To be Executed by the holder

in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of Series A Mandatorily Redeemable Preferred Stock Preferred Stock, par value $0.001 per share (the “Preferred Stock”), represented by stock certificate No.(s)            . (the “Preferred Stock Certificates”) into shares of common stock, par value $0.001 per share (“Common Stock”), of API Technologies Corp. (the “Company”) according to the conditions of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to any exemption from registration under the Act.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Date of Conversion:

Applicable Conversion Price:

Number of shares of Preferred Stock to be Converted:

Signature:

Name:

Address:**

Fax No.:

**	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three (3) Business Days following receipt of this notice.

EXHIBIT B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series A Mandatorily Redeemable Preferred Stock (the “Preferred Stock”) of API Technologies Corp. (the “Company”)

This Certificate relates to              shares of Preferred Stock held by                      (the “Transferor”).

The Transferor has requested the Company by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designation relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933, as amended (the “Securities Act”), because:

(Please check applicable box.)

☐	Such Preferred Stock is being acquired for the Transferor’s own account without transfer.

☐	Such Preferred Stock is being transferred to the Company.

☐	Such Preferred Stock is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act.

(INSERT NAME OF TRANSFEROR]

by:

Date: